UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2005
Odyssey Re Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	6719 Commission File Number	52-2301683 (I.R.S. Employer Identification Number)

Odyssey Re Holdings Corp.
300 First Stamford Place, Stamford, Connecticut 06902
(203) 977-8000
(Address of principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On September 14, 2005, Odyssey Re Holdings Corp. (“OdysseyRe”) entered into a new employment agreement with its President and Chief Executive Officer, Andrew A. Barnard. The agreement commences as of June 30, 2005 and continues until June 30, 2011.
     Under the terms of the agreement, which replaces Mr. Barnard’s previous employment agreement (amended and restated on April 1, 2001, the “Prior Agreement”), Mr. Barnard is to be provided the following payments and benefits:
•	annual base salary of $1,000,000,

•	the right to participate in a bonus pool established by OdysseyRe’s Board of Directors based on underwriting profit,

•	waiver of repayment with respect to the $1,000,000 promissory note, payable to OdysseyRe, dated June 19, 2001,

•	immediate accelerated payment of the $6,000,000 supplemental cash bonus Mr. Barnard was entitled to receive on August 31, 2006 (subject to continued employment) under the Prior Agreement,

•	fringe benefits in accordance with past practice, and

•	a grant of restricted shares of OdysseyRe common stock with an initial value of $5,000,0000 that vests as to 20% of the shares every June 30 (with the first 20% vesting on June 30, 2006), subject to Mr. Barnard’s continued service, or in full earlier upon the termination of Mr. Barnard’s employment due to death, disability, or reaching retirement age, a Termination Upon a Change in Control (as defined in the agreement), or a termination by OdysseyRe without Cause (as defined in the agreement) (each a “Termination Acceleration Event”) and is otherwise generally consistent with the terms and conditions of awards granted under the OdysseyRe Restricted Share Plan. In the event OdysseyRe common stock ceases to be publicly traded before the grant fully vests, other than in connection with a bankruptcy or similar event, Mr. Barnard has the option to elect to receive a cash payment in exchange for the restricted shares (the “Delisting Option”). The cash payment is in the amount of (1) the number of restricted shares multiplied by (2) the greater of (a) the share price of OdysseyRe common stock as of the close of business 45 trading days prior to the delisting and (b) the average closing share price of OdysseyRe common stock over the 45 trading days prior to the delisting.
     In the event of the termination of Mr. Barnard’s employment, Mr. Barnard generally is entitled to receive accrued salary and bonuses earned for years preceding the year of termination (unpaid bonuses are forfeited upon a termination for Cause). In addition, the agreement provides additional severance payments and benefits upon a termination of employment due to death or disability, a Termination Upon a Change in Control, a Constructive Termination (as defined in the agreement), or a termination by OdysseyRe without Cause as follows:

•	pro-rated bonus payment for the year of termination (Mr. Barnard also receives this payment upon a Voluntary Termination, as defined in the agreement; in the event of a Constructive Termination, Termination Upon a Change in Control, or termination by OdysseyRe without Cause, the pro-rated bonus amount is determined using the average of bonuses paid to Mr. Barnard in the three preceding calendar years),

•	full vesting of all restricted stock (in the event of a Constructive Termination, Termination Upon a Change in Control, or termination by OdysseyRe without Cause, Mr. Barnard may elect to receive a cash payment of substantially equivalent value in lieu of all or a portion of his restricted stock that vests),

•	in the event of termination due to death, a lump sum payment of base salary for the period ending three months following the month during which Mr. Barnard dies, and

•	in the event of a Constructive Termination, Termination Upon a Change in Control, or termination by OdysseyRe without Cause, a lump sum payment of base salary for the month in which the termination occurs plus $83,333 times the number of months remaining in the term of the agreement, excluding the month during which the termination occurs.
     In the event any payment or benefit would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with a Change in Control, Mr. Barnard either shall be paid (1) amounts due in full or (2) a reduced amount so that no excise tax is imposed, whichever results in greater after-tax benefit to Mr. Barnard.
     With respect to certain of Mr. Barnard’s previous restricted stock grants, the agreement imposes additional vesting criteria. The 62,432 restricted shares of OdysseyRe common stock awarded to Mr. Barnard on March 8, 2002, and the 6,500 restricted shares of Fairfax Financial Holdings Limited awarded to Mr. Barnard on September 1, 1996, now shall vest as to all of the restricted shares on June 30, 2010, subject to Mr. Barnard’s continued service through such date. These awards previously were scheduled to vest on September 1, 2006. The restricted shares vest earlier upon a Termination Acceleration Event. In addition, the agreement provides a Delisting Option with respect to both of these grants.

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement, dated September 14, 2005 and commencing June 30, 2005, between Andrew A. Barnard and Odyssey Re Holdings Corp.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 15, 2005

ODYSSEY RE HOLDINGS CORP.
By:	/s/ Donald L. Smith
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel, and Corporate Secretary